TIMET REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS

DALLAS, TEXAS . . . February 13, 2007 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported operating income of $109.5 million for the quarter ended December 31, 2006 compared to $63.0 million for the quarter ended December 31, 2005, an increase of 74%. The increase in operating income results primarily from increases in average selling prices and sales volume, partially offset by increases in raw material costs. The Company also reported net income attributable to common stockholders of $110.6 million, or $0.61 per diluted share, for the quarter ended December 31, 2006, compared to $38.6 million, or $0.23 per diluted share, for the quarter ended December 31, 2005. All per share amounts have been adjusted to reflect all prior stock splits.

The Company’s net sales increased 47% from $220.8 million during the fourth quarter of 2005 to $323.5 million during the fourth quarter of 2006 due primarily to increases in average selling price and to a lesser extent to increases in sales volumes and favorable product mix. Mill product average selling prices increased 30% and melted product average selling prices increased 88% during the fourth quarter of 2006 as compared to the year-ago period. For the same periods, mill product sales volume increased 9% while melted product sales volume increased 5%.

The Company’s net sales for the full year increased 58% from $749.8 million in 2005 to $1.18 billion in 2006, also due primarily to increases in average selling price and to a lesser extent to increases in sales volumes and favorable product mix. Mill product average selling prices increased 39% and melted product average selling prices increased 93% during 2006 as compared to 2005, while mill product and melted product sales volume increased 12% and 4%, respectively. The Company’s operating income for the full year increased 124% from $171.1 million in 2005 to $382.8 million in 2006, and the Company’s net income attributable to common stockholders grew 91% from $143.7 million, or $0.86 per diluted share, in 2005 to $274.5 million, or $1.53 per diluted share, in 2006.

The Company’s other operating income in the fourth quarter and full year of 2005 includes $8.4 million and $17.1 million, respectively, of income related to the take-or-pay provisions of our long-term agreement with Boeing. During 2006, Boeing fulfilled their annual volume commitment level, and no make-up payment was required.

The Company's results in the fourth quarter and full year of 2006 include a $40.9 million non-operating gain ($0.24 per diluted share, including a net income tax benefit of $3.9 million) related to the previously announced sale of our minority interest in VALTIMET SAS. TIMET utilized a portion of its capital loss carryforward, the benefit of which had previously not been recognized, to completely offset the current income taxes generated from the sale.

The Company's results for the year ended December 31, 2005 include a $13.9 million non-operating gain ($9.6 million, or $0.05 per diluted share, net of income taxes) related to the sale of certain real property and an aggregate $50.1 million, or $0.28 per diluted share ($8.7 million, or $0.05 per diluted share in the fourth quarter of 2005), income tax benefit related to the reversal of the Company's deferred income tax asset valuation allowance in the U.S. and the U.K.

The Company’s sales order backlog at the end of December 2006 was $1.1 billion compared to $1.0 billion at the end of September 2006 and $0.9 billion at December 31, 2005.

Steven L. Watson, Vice Chairman and Chief Executive Officer, said, “TIMET maintained strong sales volumes and operating margins during the fourth quarter of 2006. We achieved operating income margins of approximately 34% for the fourth quarter and 32% for the full year 2006, despite continued volatility in certain raw material and energy costs. We remain focused on investment in expansion of our productive capacity across all areas of our manufacturing operations to position ourselves to capitalize on the positive outlook for growth in key market segments. We expect improved operating cash flows for 2007 and beyond to support increased levels of investment in response to the industry’s long-term demand forecasts. The expansion of sponge capacity at our Henderson, Nevada facility is nearing completion and is expected to commence commercial production during the second quarter of 2007. The addition to our Morgantown, Pennsylvania electron beam cold hearth melt capacity is on schedule, and we anticipate meeting our target completion date of early 2008. These projects, together with improvements to our scrap recycling facilities in Morgantown, will not only increase our productive capacity, but will help us to maintain our operating margins through increased utilization of scrap and internally produced sponge. In addition, we also have numerous additional projects in process to enhance and optimize our production capacity and efficiency. We also continue to implement initiatives to increase our participation in downstream value-added products and capitalize on our increased sheet and plate product capacity that is available through our new conversion services agreement with Haynes International, Inc. We intend to continue to explore other opportunities to expand our existing production and conversion capacities, through internal expansion and long-term third party arrangements, as well as potential joint ventures and acquisitions. In order to insure our ability to maintain maximum production capabilities and manage our increasing level of growth and expansion initiatives, we continue to add to our technical and management team. Dr. Charles H. Entrekin, who joined us as President and Chief Operating Officer, brings the additional knowledge, experience and leadership necessary to pursue the initiatives we believe will enhance our ability to fully realize TIMET’s potential. We remain committed to our ongoing efforts to capitalize on opportunities to expand our market presence, maximize our stockholders’ return on investment and maintain our strong financial foundation.”

The financial information contained in this release is subject to completion of an audit and filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 with the Securities and Exchange Commission (“SEC”), and therefore these results are subject to future correction and revision.

The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurance that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in the Company’s filings with the SEC which include, but are not limited to, the cyclicality of the commercial aerospace industry, the performance of aerospace manufacturers and the Company under their long-term agreements, the existence or renewal of certain long-term agreements, the difficulty in forecasting demand for titanium products, global economic and political conditions, global productive capacity for titanium, changes in product pricing and costs, the impact of long-term contracts with vendors on the ability of the Company to reduce or increase supply, the possibility of labor disruptions, fluctuations in currency exchange rates, fluctuations in the market price of marketable securities, uncertainties associated with new product or new market development, the availability of raw materials and services, changes in raw material prices and other operating costs (including energy costs), possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts, competitive products and strategies and other risks and uncertainties. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products. Information on TIMET is available on its website at www.timet.com.

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TITANIUM METALS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share and product shipment data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2005	2006	2005	2006

Net sales	$220.8	$323.5	$749.8	$1,183.2
Cost of sales	154.0	199.8	550.4	747.1

Gross margin	66.8	123.7	199.4	436.1

Selling, general, administrative and development expense	15.0	17.3	53.6	67.0
Other income, net	11.2	3.1	25.3	13.7

Operating income	63.0	109.5	171.1	382.8

Interest expense	1.3	1.0	4.0	3.4
Other non-operating income, net	0.8	39.8	18.2	39.0

Income before income taxes and minority interest	62.5	148.3	185.3	418.4

Income tax expense	19.6	33.7	24.5	128.4
Minority interest in after tax earnings	1.5	2.6	4.9	8.7

Net income	41.4	112.0	155.9	281.3

Dividends on Series A Preferred Stock	2.8	1.4	12.2	6.8

Net income attributable to common stockholders	$38.6	$110.6	$143.7	$274.5

Earnings per share attributable to common stockholders:
Basic	$0.28	$0.69	$1.10	$1.77
Diluted	$0.23	$0.61	$0.86	$1.53

Weighted average shares outstanding:
Basic	137.0	161.2	130.8	155.0
Diluted	183.0	184.2	181.7	183.8

Melted product shipments:
Volume (metric tons)	1,535	1,615	5,655	5,900
Average selling price ($ per kilogram)	$22.95	$43.25	$19.85	$38.30

Mill product shipments:
Volume (metric tons)	3,280	3,585	12,660	14,160
Average selling price ($ per kilogram)	$47.10	$61.00	$41.75	$57.85